Exhibit 2.3


                        MASTER SERVICE LEVEL AGREEMENT

THIS MASTER SERVICE LEVEL AGREEMENT (the "Agreement") is entered into as of August 1, 2001 (the "Effective Date"), and is by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation ("Agilent"), and KONINKLIJKE PHILIPS ELECTRONICS NV, a company organized under the laws of the Netherlands ("Philips").

1.   Agreement Scope; Service Level Agreements.

1.1. Scope of Agreement. This Agreement is entered into in furtherance of the Asset Purchase Agreement by and between Agilent and Philips dated as of November 17, 2000 (as amended and supplemented, the "Purchase Agreement") and the Transition Services Agreement entered into as of the date hereof, by and between Agilent and Philips (the "TSA") for the purpose of establishing terms and conditions which will apply to each Service Level Agreement ("SLA") and the provision of services pursuant to the TSA. The terms of this Agreement are intended to be in addition to the terms of the TSA. In the event of any ambiguity or conflict between the TSA or this Agreement and any SLA, the TSA and this Agreement shall control; provided, however, that with respect to services that are covered by an SLA, the descriptions of services set forth in such SLA shall control over more general descriptions contained in either the TSA or this Agreement.

1.2. Global Service Level Agreements. Agilent and Philips acknowledge and agree that the SLAs will be negotiated by Agilent and Philips prior to Closing and shall be executed by Agilent and Philips on behalf of themselves and on behalf of their respective Subsidiaries. Following the Closing, Philips shall cause its respective Subsidiaries to issue purchase orders to Agilent's Subsidiaries under which the Philips Subsidiary will purchase the Services from Agilent or its applicable Subsidiary, as the case may be, under the terms of the TSA, this Agreement and the applicable SLA. Agilent shall perform or shall cause its respective Subsidiaries to perform the Services for the Philips Subsidiary issuing the purchase order in accordance with the terms in this Agreement, the TSA, and the SLA. Agilent shall issue or cause its Subsidiaries to issue to the Philips Subsidiary issuing the purchase order invoices against such purchase orders and Philips shall pay or shall pause each such Philips subsidiary to pay such invoices, subject to the terms and conditions of the SLAs, this Agreement and the TSA.

1.3. Exit Strategies for SLAs. Agilent and Philips acknowledge and agree that notwithstanding anything to the contrary set forth in any SLA, the exit plans and the strategies described in any SLA are for planning and reference purposes only, and shall not be binding upon Agilent or Philips or their respective Subsidiaries.

Notwithstanding anything to the contrary in this Section 1.3, in the event any Business Employees are delayed from moving to Philips' premises from Agilent's


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

premises because the Business Employees are required by Agilent to remain on Agilent's premises (including Business Centers) due to Hewlett-Packard systems and/or network access constraints to provide the Services, then, without limiting the provisions of the Retained Employee Agreement, Agilent shall not bill and shall reimburse Philips for all costs and expenses paid by Philips and directly resulting from the delay in implementation of, or any deviation from, the plans and actions described by Philips' Plan of Record as set forth in Exhibit F.

1.4. Migration/Transition Assistance. Following the Closing, Agilent and Philips shall work together to develop a global transition plan in order to facilitate an orderly transition and successive termination of the Services by the expiration of the SLAs, or at such earlier time as Philips assumes the performance of the Services. The global transition plan may include, but shall not be limited to (i) a description of the information systems, data, operations, and equipment being transitioned; (ii) a description of the transition methods and procedures; (iii) a comprehensive schedule of transition activities; (iv) a detailed description of the respective responsibilities of Philips and Agilent as related to transition activities; and (v) a written detailed analysis of the known gaps and issues in transitioning the Services. Agilent shall keep and retain complete and accurate data relating to the performance of the Business in the case where such data is residing on Agilent systems or third party systems (including Hewlett-Packard Systems). Agilent shall provide to Philips extracted data according to the schedule agreed to in the Day Two Plan at no additional cost to Philips. This data will be provided at least ninety days prior to the go-live date for each country and refreshed again at or just prior to the go-live date as specified in Exhibit E, or such other dates as is specified in the Day Two Plan, in the simple flat file formats specified by Philips and agreed with Agilent. In addition and upon written request and at no additional cost to Philips, Agilent shall provide to Philips or its Subsidiaries access to any historical and/or archived data retained by or on behalf of Agilent which relates the Business and which data is not transferred to a Philips environment upon the expiration of any SLA. All obligations in this Section
1.4 with respect to retention of or access to data shall be performed in accordance with Section 6.5(d) of the Purchase Agreement.

Agilent agrees, at no additional cost to Philips insofar as reasonably necessary to facilitate execution of Philips' plans to exit SLAs in accordance with the global transition plan agreed to between Philips and Agilent (i) to provide resources and to make available Agilent personnel to facilitate knowledge transfer at a level commensurate with development of the global transition plan as described above; (ii) to provide documentation as requested by Philips to transition the Services; and (iii) to assist Philips to facilitate data mapping as part of the data conversion processes. Upon the reasonable request of Philips, Agilent shall use commercially reasonable efforts to provide such other data conversion programming services and data clean-up services specified by Philips, to be reimbursed by Philips to Agilent on a time and material basis.



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

Agilent and Philips shall each designate a global transition plan manager within thirty days following the Closing. Unless otherwise mutually agreed by Agilent and by Philips, Agilent will work with Philips to complete the global transition plan within ninety days following the Closing, it being understood that this plan is the responsibility of Philips to drive and to develop. In connection with the development of the global transition plan, Agilent and Philips will use reasonable efforts to provide a smooth transition and transfer of Services that minimizes interruption of the Services. Unless otherwise set forth in the global transition plan, no Business systems operations being transitioned to Philips shall be disabled until Agilent receives written notice from Philips, or the SLA is terminated.

1.5. Duration of SLAs. Any contrary provision of the SLAs and the TSA notwithstanding, (A) upon written request from Philips made at least 60 days prior to the SLA termination dates, Agilent will extend the SLAs that relate to customer service functions for two consecutive additional 3-month extension periods beyond the expiration of the 12-month transition period, on the terms and subject to the conditions set forth in such SLAs and Exhibit A, (B) upon written request from Philips made at least 60 days prior to the SLA termination dates, Agilent will extend the SLAs that do not relate to customer service functions for one additional 3-month extension period beyond the expiration of the 12-month transition period, on the terms and subject to the conditions set forth in such SLAs and Exhibit A, and (C) in the event that the Systems Connectivity Conditions are not satisfied by the target dates specified in the Deferred Payment Amendment and Philips demonstrates that such failure is solely a direct result of Agilent's failure to use commercially reasonable efforts to meet the Systems Connectivity Conditions and this failure results in a delay in implementing the Day Two Plan with respect to a particular country past the implementation date for such country described in the implementation plan set forth in Exhibit E, Agilent shall waive any charges for the Services contemplated by all SLAs that relate to Services to be performed in such country for a period equal to the number of days by which satisfaction of the Second Systems Connectivity Condition is delayed past the date agreed to in the Day Two Plan. In the event of a disagreement concerning the failure of the Systems Connectivity Conditions to be satisfied by the dates specified in the Deferred Payment Amendment, Agilent and Philips shall negotiate in good faith and shall employ dispute escalation provisions similar to those set forth in Section 3.6 of the Purchase Agreement, including submission of the dispute to an arbitrator. Agilent and Philips will cooperate and use commercially reasonable efforts to mitigate the effects of any delay.

In any event, Philips shall have the right to terminate any SLA in whole or in part to the extent permitted herein upon sixty days' written notice to Agilent. If Philips and Agilent agree to extend the duration of any SLA beyond the relevant duration specified in clause (A) and (B) above, the fees payable by Philips in connection with such SLA shall be increased in accordance with Exhibit A.



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

1.6. Periodic Review of SLA Performance. By no later than thirty days following the Closing, Agilent and Phillps will develop and implement a global SLA review mechanism under which the performance of Agilent and its Subsidiaries, and Philips and its Subsidiaries will be reviewed and discussed. Such reviews shall be held on a periodic basis as agreed by the parties. The reviews shall include a discussion and resolution of any issues that may arise under an SLA. The review mechanism shall include an escalation procedure under which any unresolved issues are escalated for immediate resolution. Disagreements shall initially be handled by means of the escalation provision of Section 10 of the TSA.

1.7 Indemnity for Government-Related Services. Philips will indemnify, defend and hold harmless Agilent and/or its Subsidiaries from, against and in respect of, and will reimburse Agilent and/or its Subsidiaries for all Losses incurred by Agilent and/or its Subsidiaries to the extent that such Losses relate to, arise out of or in connection with the provision by Agilent and/or its Subsidiaries of government compliance-related Services, including but not limited to Transaction Tax and Quality and Regulatory Services and to the extent that such Losses do not relate to, arise out of or in connection with Agilent's negligence, gross negligence or willful misconduct.

2. Term and Termination. This Agreement and the TSA shall have a term which extends to the day following the date on which the last to be terminated or to expire of the SLAs is terminated or expires, and the TSA is hereby amended accordingly. The provisions in this Agreement that, by their nature, are intended to survive the termination or the expiration of this Agreement will survive in accordance with their terms.

3.   Invoicing, Payment, and Taxes.

3.1 Invoicing and Payment. Unless otherwise expressly specified in an SLA, the invoicing and the payments under each SLA will be in accordance with the terms and conditions in the TSA. Agilent and Philips agree to cooperate with each other, and to use reasonable efforts to implement invoicing and payment procedures at a country or other geographical level for the purpose of reducing the occurrence or the amount of avoidable, unnecessary costs, including, but not limited to, value added taxes, sales taxes, and similar taxes.

3.2 VAT/Sales Tax. All amounts expressed in each SLA are exclusive of value added taxes, sales taxes, or any other similar taxes. Where such taxes are due, they shall be separately identified on the invoice from Agilent, and payable by Philips in accordance with the payment terms in the TSA. Agilent will use commercially reasonable efforts to provide the Services free of tax where appropriate, and Philips will provide relevant exemption certificates where appropriate.



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

3.3 Discount to Fees. In the event Agilent falls to meet any performance metric described in any SLA in connection with the performance of the applicable Service, Philips shall have the right to reduce the payment otherwise payable by Philips associated with the Service. Payment reductions relating to information technology services shall be calculated in accordance with Schedule 3.3. Payment reductions relating to all other services shall be proportionate to the deviation of actual performance from the applicable service metric or standard. In the event of a disagreement concerning whether Agilent has failed to meet any performance metric or whether Philips is entitled to any payment reductions, Agilent and Philips shall negotiate in good faith and shall employ dispute escalation provisions similar to those set forth in Section 3.6 of the Purchase Agreement, including submission of the dispute to an arbitrator.

3.4 Cap on Fees. The aggregate payments made by Philips and its affiliates in respect of services performed pursuant to the TSA (other than services performed pursuant to SLAs comprising the category "SLA Exceptions" and "Operational Flow Through" in Exhibit B) shall not exceed $106M for the 12 months following the closing date (the "Basic Cap"). Philips shall be entitled to a reduction in the Basic Cap when Philips terminates any service earlier than the 12-month period under any of the following circumstances: (A) Philips terminates a service that is listed in a separate SLA exhibit, or (B) Philips assumes responsibility for the discrete services described by a major function included with other functions set forth in a single SLA exhibit (such as 01D_07-server maintenance that includes four separate functions: (1) servers maintained by HP; (2) Agilent maintained servers in North America; (3) Agilent maintained servers in Europe; and, (4) Agilent maintained servers in Asia). The reduction in any such case shall be the difference between the aggregate billings for the specific service at the time of exit and the annual cost estimate (the "Cap Reference Point") derived using the cost drivers and estimated rates for an annual period provided by Agilent for that service as shown in Exhibit B).

In addition, as and when Philips terminates global or regional services in any country or region during the first 12-month period, and as a result Agilent realizes a reduction in fixed or variable costs in providing the applicable service, Agilent will pass along such reduction to Philips. In the event that such termination services shall have been provided in any one of the largest ten countries in terms of HSG's revenue for the prior fiscal year, Agilent will use commercially reasonable efforts to quantify such cost savings within 6 weeks of Philips' termination of the service. The Basic Cap shall be reduced by the difference between the annual cost estimate for such services in any of such ten countries less the aggregate billings for such services in such countries through the date of Philips' termination of such services.

Agilent will evaluate the structure and makeup of all HP pass-through charges and use commercially reasonable efforts to negotiate with Hewlett-Packard a reduction in such charges as a result of Philips' termination of any services. Agilent will



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permit Philips to participate in such negotiations with Hewlett-Packard, to the extent permitted by Hewellet-Packard. Any such cost reductions will be passed through to Philips and shall reduce the Basic Cap; it being understood that there shall be no reduction in the cap to the extent that any service is terminated and there is not a corresponding reduction in the HP pass-through charges.

The sum of all billings for services rendered in any given quarter shall not exceed 29.25% of the Basic Cap, giving effect to all reductions described above and in effect at quarter-end. Payments made to Agilent in connection with "SLA Exceptions" and "Operational Flow Through" shall be calculated as stated in Exhibit B.

In the event of a disagreement concerning whether any cost reductions or reductions in the Basic Cap are required by this Section, Agilent and Philips shall negotiate in good faith and shall employ dispute escalation provisions similar to those set forth in Section 3.6 of the Purchase Agreement, including submission of the dispute to an arbitrator.

In the event of a dispute arising as to the methodology by Agilent for allocating shared costs to HSG, Agilent shall allocate service costs on a basis that is consistent with the last methodology used by Agilent/Hewleft-Packard prior to the Closing with respect to services where there is a shared benefit between Agilent and HSG.

The parties will use commercially reasonable efforts to jointly define the milestones as described above.

3.5. Other. To the extent any SLA references or specifies that "set-up" costs are a cost to be borne by Philips in connection with the performance by Agilent or any Subsidiary of any Service under any SLA, such "set-up" costs, if any, shall not be included in the fees paid by Philips or its Subsidiaries to Agilent and its Subsidiaries under the SLA. "Set-up" fees shall include, but not be limited to, setup costs included in any third party billing.

4.   General Obligations; Standard of Care.

4.1. Performance Metrics. Agilent will perform (or cause its Subsidiaries to perform) the Services specifically described in each SLA. Specific performance metrics, including those which will drive a reduction in payments due under the TSA or the SLA may be set forth in each SLA. If specific performance metrics are set forth in each SLA, Agilent shall perform (and shall cause its Subsidiaries to perform) the Services in accordance with the performance metrics in the SLA; however, in no event shall Agilent and its Subsidiaries perform the Services to a standard of performance and care less than that set forth in the TSA.



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

After Closing, Agilent and Philips will use good faith efforts to agree to a list of basic metrics for critical business applications and surrounding infrastructure related to (i) response time to reported problems, including break/fix; (ii) applications uptime and availability; (iii) application performance including user response time, print time and batch processing windows, which Agilent will then commence tracking and reporting, it being understood that Agilent shall not be required to hire additional employees or install or develop new tracking systems for such purposes. These metrics will be made available to Philips within five business days after the end of each month, and will be in a format which allows Philips to measure the performance criteria. Until these metrics are tracked, made available to Philips, and agreed to for purposes of calculating a method for a discount to SLA fees, the metrics identified in Schedule 3.3 will continue to apply.

4.2. Omissions. In the event that a service is included in the general description of Services set forth in the TSA but is not covered by an SLA, Agilent shall perform such Service, Philips and Agilent shall negotiate in good faith and shall execute an SLA pertaining to such Service and the compensation payable in respect of such Service shall be counted against the Basic Cap. In the event that Philips desires that Agilent perform a service not included in the general description of Services set forth in the TSA and Philips' need for such service does not arise as a result of Agilent's carve-out strategy, Philips and Agilent shall negotiate in good faith concerning an SLA pertaining to such service; provided that Agilent shall be under no obligation to agree to provide such service and the compensation payable in respect of such service shall not be counted against the Basic Cap. In the event that Philips desires that Agilent perform a service that is (i) not included in the general description of Services set forth in the TSA, (ii) needed by Philips as a result of Agilent's carve-out strategy, (iii) not reasonably able to be performed by Philips or HSG, and (iv) is reasonably able to be performed by Agilent, then Agilent shall perform such service, Philips and Agilent shall negotiate in good faith and shall execute an SLA pertaining to such service and the compensation payable in respect of such service shall not be counted against the Basic Cap. The pricing for all services shall be Agilent's direct and indirect costs of providing such service provided, however, that any such services provided during the periods specified in Exhibit A shall be subject to the markups and fees provided therein.

In the event that additional components of the SLA, including but not limited to hardware, software, employees, or subcontractors, are identified by either party after the Closing which existed prior to the Closing, such components will be added to the applicable SLA, and the costs for such component will be counted against the Basic Cap.

4.3. Changes Required By Law. Any changes to Services (including Agilent or Hewlett-Packard-provided software systems used in connection with the Services) which are required by any federal, state, or local law, rule, or regulation shall be implemented by Agilent at its cost in a timely manner. Such changes include, but



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are not limited to, ensuring that the Agilent, Hewlett-Packard and third party systems used in connection with the provisions of Services are Euro compliant by December 1, 2001.

4.4. New System Errors. For an error, bug, fault, or deficiency (a "System Error") that was not detected in the Service immediately before the Effective Date, and was not created by any act on the part of Philips or HSG, Agilent shall correct such System Error at its cost (such correction may take the form of new or revised software or an appropriate work-around); provided that Philips must advise Agilent of any such System Error as promptly as possible after Philips becomes aware of such System Error.

4.5. Good Faith Cooperation; Consents. Agilent and Philips shall cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to Systems used in connection with Services (except where Agilent is prohibited from providing access to such Systems under a written agreement between Agilent and the third party owner or licensee of the Systems), and assisting in obtaining third party consents, licenses, sublicenses, or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of the Services). The parties agree to cooperate with each other, and to use reasonable efforts to reduce the costs of obtaining third party consents, licenses, sublicenses and approvals, including without limitation relying on contractual relationships between such third parties and Philips, to secure such consents, licenses, sublicenses and approvals. Except with respect to consents, licenses, sublicenses or approvals based on Philips's direct or existing contractual relationships with third parties, the costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Agilent.

4.6. Audits. Both Philips and Agilent will provide regular and periodic audit reports of the Services and systems covered by any SLA upon reasonable notice and at reasonable intervals. The audit reports will include, but not be limited to, business control reviews, IT security audits, and personnel screening audits. Philips will use Philips' internal audit capability to produce an appropriate audit report. Agilent may use its own internal audit capability for this purpose. Both parties shall have the right to verify each others audit methods. In this context, Agilent will authorize its external auditors to disclose to Philips' auditors such information regarding HSG as is necessary for the audit of the Philips financial statements insofar as such information regarding HSG is contained in Agilent's systems or books. Furthermore, to the extent that such information regarding HSG resides on third-party systems designated by Agilent, Agilent shall cause such third parties to provide such information regarding HSG to Philips or its agents.

5.   Intellectual Property.



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5.1. Unless otherwise agreed to by Agilent and Philips under a separate written license or technology agreement, Philips will acquire no rights in any Agilent Intellectual Property incorporated in any Services or tangible deliverables provided to Philips under this Agreement or under any SLA. Unless otherwise agreed to by Agilent and Philips under a separate written license or technology agreement, Agilent will acquire no rights in any Philips Intellectual Property incorporated in any Services or tangible deliverables provided under this Agreement or under any SLA.

5.2. This Agreement and the performance of this Agreement or of any SLA will not affect the ownership of any of any party's copyrights or other Intellectual Property rights existing prior to the Effective Date.

5.3. Except as otherwise set forth in this Agreement neither party to this Agreement will gain, by virtue of this Agreement or by virtue of any SLA, any rights of ownership of copyrights, patents, trade secrets, trademarks, or any other Intellectual Property rights owned by the other party.

5.4. Agilent will own all copyrights, patents, trade secrets, trademarks, and other Intellectual Property rights subsisting in Services, software, and other deliverables developed solely by Agilent for purposes of this Agreement or any SLA. Philips will own all copyrights, patents, trade secrets, trademarks, and other Intellectual Property rights subsisting in Services, software, and other deliverables developed solely by Philips for purposes of this Agreement or any SLA. Although the parties do not anticipate any joint development, each party will own equally all copyrights, patents, trade secrets, trademarks and other Intellectual Property rights subsisting in Services, software, and other deliverables developed jointly by the parties for purposes of this Agreement or for the purpose of any SLA.

5.5. The use by Philips of or access by Philips to any software, firmware, and other computer code made available by Agilent to Philips pursuant to any SLA (referred to as a "Software Deliverable") will be subject to the Agilent software license terms attached hereto as Exhibit C.

5.6. If Philips reasonably determines that Agilent requires the use of Philips's pre-existing copyrighted works or other Intellectual Property to perform the Services under an SLA, Philips will grant Agilent a royalty-free right to use the copyrighted works or other intellectual property under a separate written license agreement prepared by Philips and reasonably acceptable to Agilent.

6.   Confidential Information.

6.1. The parties hereto expressly acknowledge and agree that all information, whether written or oral, that either party or such party's Affiliate (as that term is defined in the Asset Purchase Agreement between Agilent and Philips dated November 17, 2000 (the "APA") ) receives from or is given access to by the other



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party or any Subsidiary (as that term is defined in the APA) of such other party in connection with this Agreement or the performance of either party's obligations under this Agreement, the TSA or any SLA ("Confidential Information"), shall be deemed to be confidential and shall be maintained by each party and their respective Affiliates in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement or any SLA by Philips, Agilent or their respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required (A) by Philips or its Affiliates in connection with the use of any Services or material provided by Agilent pursuant to any SLA, or the operation by Philips of the HSG business, or (B) by Agilent or its Affiliates in connection with the operation of their businesses, and (iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (iv) in the course of any due diligence conducted in connection with the sale of all or a portion of either party's business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to this Article 6. Confidential Information shall include Confidential Information of Hewlett-Packard Company ("HP") and its Subsidiaries that is disclosed by Agilent to Philips with HP's permission.

6.2. The obligation not to disclose information under Section 6.1 hereof shall not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure by the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof, (ii) was readily available to the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof on a non-confidential basis prior to its disclosure to such party by the other party, (iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Affiliates, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Affiliates or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 6.2 shall limit in any respect either party's ability to disclose



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information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (iv) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

6.3 The obligations of the parties set forth in this Article 6 with respect to the protection of Confidential Information shall remain in effect until five years after (i) the Effective Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Effective Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by one party to the other party after the Effective Date.

7. Access to Shared Networks and Facilities. Philips agrees to comply with the rules and procedures relating to use of networks and facilities shared with Agilent and/or Hewlett-Packard Company in accordance with the terms of Exhibit D.

8.   Miscellaneous.

8.1. Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made. Exhibits include:

8.2. Entire Agreement. This Agreement and the TSA (which terms are incorporated in this Agreement by reference) constitutes the entire understanding and agreement by and between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

8.3. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

8.4. Definitions. Defined terms used and not defined in this Agreement have the meanings ascribed to them in this Agreement, the TSA, or the Purchase Agreement.


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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.


KONINKLIJKE PHILIPS ELECTRONICS NV

By: /s/ FREDERICK MCKINNON
   ------------------------------------
Name:
     ----------------------------------
Title: Authorized Representative
      ---------------------------------


AGILENT TECHNOLOGIES, INC.

By: /s/ DONALD A. DRUMRIGHT
   ------------------------------------
Name: Donald A. Drumright
     ----------------------------------
Title: Authorized Representative
      ---------------------------------





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